CERTIFICATE OF AMENDMENT

OF

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EPICEPT CORPORATION

EpiCept Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That the Board of Directors of EpiCept Corporation duly adopted a resolution setting forth a proposed amendment of the Third Amended and Restated Certificate of Incorporation of said Corporation to (i) change the name of the Corporation to “Immune Pharmaceuticals Inc.” and (ii) effect a reverse split of all issued and outstanding shares of the Corporation’s common stock, par value $0.0001 per share on the basis of one new share for forty old shares, declaring said amendment to be advisable and calling for submission of said resolution to a vote of the stockholders of said Corporation;

SECOND: That thereafter, at a meeting duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the stockholders of the Corporation duly voted a majority of the outstanding stock of the Corporation entitled to vote thereon in favor of adoption of said amendment; and

THIRD: That said amendment being duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, the Third Amended and Restated Certificate of Incorporation of EpiCept Corporation is hereby amended, as of 5:00 PM, Eastern Daylight Time, on August 20, 2013 (the “Effective Time”) as follows:

1. The first sentence of ARTICLE FIRST is hereby deleted and replaced by the following:

“The name of the Corporation is “Immune Pharmaceuticals Inc.”

2. Upon the Effective Time, each share of the Corporation ‘s Common Stock (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one-fortieth (1/40) of a share of common stock, par value $0.0001 per share, of the Corporation (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by one-fortieth (1/40).

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed this 15th day of August, 2013.

By:
Authorized Officer

Name: Robert W. Cook

Title: Interim President and CEO